Exhibit 99.1

FOR IMMEDIATE RELEASE

Del Medical Systems Group Hires Dennis Runyan as VP of Digital Sales

Former Anexa Executive Will Focus on Acute Care Sector

Franklin Park, IL – July 7, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or "the Company") today announced that Dennis Runyan has been appointed Vice President of Sales for Del Global’s digital radiographic solutions in the Americas. Mr. Runyan and his team will drive sales of both digital radiography (DR) and computed radiography (CR) products in acute care facilities such as small hospitals, large hospital satellite operations, orthopedic practices and intensive care units.

Mr. Runyan has widespread experience in imaging sales.  He joins Del Global from Anexa, a subsidiary of Analogic, where he served as VP of Sales and Service.  During his tenure at Anexa, Mr. Runyan was instrumental in building the organization and introducing its OMNI DR product line.  In November 2007, Del Global signed a three-year agreement to market and sell Analogic’s DR equipment.  Prior to Anexa, Mr. Runyan was a sales executive with SourceOne Healthcare and spent 13 years with Picker International Inc.

James Risher, CEO of Del Global Technologies said, “Dennis has extensive experience selling DR solutions and his proven track record will add depth to our already strong sales organization. He has consistently delivered on the sales front and we are pleased to have him onboard at Del.”

Mr. Runyan and his team will sell Del products through the Del dealer network.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company's web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

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DEL GLOBAL TECHNOLOGIES CORP.	THE EQUITY GROUP INC.
James A. Risher	Ethan Guttenplan
Chief Executive Officer	Account Executive
(847) 288-7065	(212) 836-9605

Mark A. Zorko	Devin Sullivan
Chief Financial Officer	Senior Vice President
(847) 288-7003	(212) 836-9608